Exhibit 99.1

May 25, 2016	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Stephanie Higgins 918-591-5026

ONEOK President and Chief Executive Officer
Provides Update At Annual Meeting of Shareholders

TULSA, Okla. – May 25, 2016 – ONEOK, Inc. (NYSE: OKE) President and Chief Executive Officer Terry K. Spencer today provided an update on the company’s business operations at the company’s annual meeting of shareholders.

Spencer told attendees that through its ownership of ONEOK Partners, distributions declared from the partnership increased more than 16 percent in 2015 compared with 2014, as a result of ONEOK’s purchase of an additional 21.5 million ONEOK Partners units in August 2015.

“ONEOK ended 2015 in a strong financial position, due largely to increased cash distributions from ONEOK’s limited and general partner interests in ONEOK Partners,” said Spencer. “We strengthened ONEOK Partners’ business model by engaging in efforts that significantly increased fee-based earnings and reduced exposure to commodity price volatility.”

Spencer also discussed the current commodity price environment and the company’s strategy to remain engaged and innovative in its business practices.

“Our uniquely positioned assets, the resiliency of our employees and our commitment to prudent financial decision-making are critically important to a business designed to weather the cyclical nature of the energy industry,” he said. “We remain confident that our key strategies, our quality assets and experienced employees will deliver the expected financial results for 2016 while positioning our business for the future.

“I am confident in the proactive steps our leadership and boards have taken - financially, commercially and in our operations - to enable us to withstand this down cycle and be ready to take advantage of opportunities in the marketplace,” he continued.

ONEOK President and Chief Executive Officer
Provides Update At Annual Meeting of Shareholders

Spencer touted the company’s efforts to increase fee-based earnings through contract restructuring in ONEOK Partners’ natural gas gathering and processing segment and strategic capital-growth projects in the partnership’s natural gas pipelines segment.

“Companywide, we anticipate our 2016 fee-based earnings will increase to approximately 85 percent from 66 percent in 2014, which we expect will positively impact our full-year 2016 earnings,” he said.

Spencer also noted that ONEOK Partners’ natural gas liquids segment is positioned to benefit from the growing petrochemical demand for ethane, without significant capital costs to the partnership.

“The low market price of ethane is leading to increased exports, as well as the construction of additional world-scale petrochemical facilities on the Gulf Coast that will utilize ethane as a feedstock during the manufacturing process,” Spencer said. “Our large NGL asset base is ideally positioned to serve this growing ethane demand, which is expected to accelerate in 2017.”

Spencer also thanked and recognized the company’s employees for the company’s continued success.

“Our achievements in this tough industry environment would not be possible without our employees tremendous contributions,” he said. “Their efforts to operate our network of assets safely and environmentally responsibly have enabled us to continue to provide quality and reliable service to our customers.”

Shareholders approved the following proposals at today’s annual meeting:

•	The re-election of all 11 directors to the ONEOK board of directors;

•	The ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK for the year ending Dec. 31, 2016; and

•	The company’s compensation of its named executive officers on a nonbinding, advisory basis.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of March 31, 2016, owns 41.2 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.
For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

###